UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 2, 2021

TUESDAY MORNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-19658	75-2398532
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

6250 LBJ Freeway, Dallas, Texas 75240
(Address of principal executive offices) (Zip Code)

(972) 387-3562
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and Director

On May 6, 2021, Tuesday Morning Corporation (the “Company”) announced the appointment of Fred Hand as its Chief Executive Officer, effective as of May 17, 2021. Concurrently with such appointment, Mr. Hand will also become a member of the Board of Directors. Mr. Hand will succeed Steven R. Becker, who will continue to provide services as a consultant in accordance with his transition agreement through September 30, 2021. In addition, Mr. Becker will cease serving as a director of the Company on May 16, 2021.

Prior to joining the Company, Mr. Hand, age 57, served as the Principal and Chief Operating Officer of Burlington Stores, Inc. since July 2020. From January 2017 through July 2020, Mr. Hand served as Chief Customer Officer/Principal of the same company. From the commencement of his employment with Burlington Stores, Inc. in February 2008 through January 2017, Mr. Hand served as Executive Vice President of Stores. Prior to that, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

Employment Agreement

In connection with his appointment as Chief Executive Officer, Mr. Hand and the Company have entered into an Employment Agreement, effective May 17, 2021 (the “Employment Agreement”).

The Employment Agreement provides for an initial three year term and will automatically renew for additional one year periods unless either party gives prior written notice of nonrenewal. The Employment Agreement provides for an initial annual base salary of $1,000,000 and an annual target bonus opportunity of 125% of Mr. Hand’s base salary, with the amount actually earned based on performance. For the 2022 fiscal year only, Mr. Hand’s annual bonus will be no less than 100% of his base salary. The Employment Agreement also provides for a $1,000,000 signing bonus, to be paid within 30 days of the effective date of the Employment Agreement. In the event Mr. Hand’s employment is terminated by the Company for “cause” or by him without “good reason” (each as defined in the Employment Agreement) prior to the first anniversary of the effective date of the Employment Agreement, he will be required to repay the full amount of the signing bonus, and if his employment is terminated by the Company for cause or by him without good reason following the first anniversary but prior to the second anniversary of the effective date, he will be required to repay 50% of the signing bonus. Under the Employment Agreement, Mr. Hand is eligible to participate in the Company’s applicable equity incentive plan, and, with respect to the 2022 fiscal year, he is entitled to receive an award of restricted stock units having an aggregate grant date fair value of $1,500,000, to be granted at the time equity awards are generally granted for that year. For the 2023 fiscal year, Mr. Hand will be eligible to receive long-term incentive awards with an aggregate grant date fair value of at least $1,750,000, and at least $2,000,000 for each fiscal year after 2023. Mr. Hand will also be eligible to participate in the Company’s benefit plans generally and is entitled to the payment of certain relocation expenses and legal fees in connection with the negotiation and drafting of the Employment Agreement.

The Employment Agreement also provides for the grant of inducement equity awards, including (i) an award of time-based restricted stock units having a grant date fair market value of $5,000,000 (the “Inducement RSUs”) and (ii) an award of performance-based restricted stock units having a grant date fair market value of $4,000,000 (the “Inducement PRSUs”), in each case, to be granted within 35 days of the effective date of the Employment Agreement. The Inducement RSUs will vest in equal installments on each of the first three anniversaries of the date of grant, so long as Mr. Hand remains employed through each vesting date. The Inducement RSUs are intended to replace awards previously granted to Mr. Hand in connection with his prior employment, and will be reduced to the extent the value of those prior forfeited awards does not exceed $7,000,000. The Inducement PRSUs will vest over a period of five years from the date of grant (subject to Mr. Hand’s continuous employment through each vesting date) based on the attainment of specified Company stock price metrics.

Under the terms of the Employment Agreement, if Mr. Hand’s employment is terminated by the Company without cause or he resigns with good reason, he will be entitled to receive severance benefits as follows: (a) any earned but unpaid bonus for the fiscal year preceding the year in which the termination of employment occurs, (b) cash severance in an amount equal to 1.5 times the sum of (i) his then current base salary and (ii) his average annual bonus earned for the prior three fiscal years (or the number of full fiscal years he has been employed by us, if less than three), payable in equal installments over an 18 month period following the date of termination of his employment, (c) continued health coverage for Mr. Hand and his eligible dependents for a period of 18 months, and (d) outplacement services for a period of up to one year, up to a maximum cost of $50,000. However, if Mr. Hand’s employment is terminated by the Company without cause or if he resigns with good reason, in each case, within one year following a “change in control” (as defined in the Employment Agreement), the cash severance payable to Mr. Hand will equal two times the sum of (A) his then current base salary and (B) his target annual bonus for the year in which the termination of employment occurs, and will be paid in equal installments over a period of 24 months.

Mr. Hand’s receipt of the severance benefits described in the previous paragraph is subject to Mr. Hand’s execution (and non-revocation) of a release of claims in favor of the Company and his continued compliance with restrictive covenants, which include customary nonsolicitation and noncompetition covenants that apply for the duration of Mr. Hand’s employment and for a period of 18 months thereafter and confidentiality, nondisclosure and nondisparagement covenants.

The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Other Compensatory Arrangements

In connection with Mr. Hand’s appointment as the Company’s Chief Executive Officer, Mr. Hand became entitled to receive 30% of all carry distributions (“Carried Interest”) payable by certain members of Osmium Partners (Larkspur SPV) LP (the “SPV”) in respect of its approximately 31.4% of the outstanding shares of common stock of the Company (including warrants to purchase 10,000,000 shares of common stock), to Osmium Partners, LLC, the SPV’s carry partner.

Subject to Mr. Hand’s continued employment with the Company, such entitlement will vest over 42 months as follows: (a) on the second anniversary of Mr. Hand’s employment by the Company, Mr. Hand’s entitlement to approximately 17.14% (the product of 30% times 24/42) of the Carried Interest will become vested, and (b) thereafter, Mr. Hand’s entitlement to approximately 0.71% (the product of 30% times 1/42) of the Carried Interest will become vested each month. Such vesting will partially accelerate in the case of death or disability and will fully accelerate in the case of change in control of the Company or the SPV.

In addition, Mr. Hand’s entitlement to a portion of the Carried Interest will be subject to a participation threshold in the minimum amount necessary to render his entitlement a valid profits interest for tax purposes.

In connection with the negotiation of the arrangement described below, Mr. Hand is entitled to reimbursement of reasonable and documented out of pocket legal fees and expenses by Osmium Partners, LLC in an amount up to $10,000.

Related Party Transactions; Family Relationships; Arrangements or Understandings

The Company is not aware of any related transactions or relationships between Mr. Hand and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Hand does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no arrangements or understandings between Mr. Hand and any other person pursuant to which Mr. Hand was selected as an officer of the Company.

Chief Accounting Officer

On May 2, 2021, the Board of Directors of the Company appointed Brian T. Vaclavik as the Company's Chief Accounting Officer, effective May 3, 2021.

Mr. Vaclavik joined the Company on April 19, 2021, as the Company's Vice President and Controller.  Prior to joining the Company, Mr. Vaclavik most recently served as Senior Vice President and Chief Accounting Officer of Tailored Brands Inc. since 2014. Prior to that, Mr. Vaclavik served in various finance and accounting roles. Mr. Vaclavik is a certified public accountant and received his MBA from the University of Houston in 1994 and his BBA – Accounting from Texas A&M University in 1989.

The Company is not aware of any related transactions or relationships between Mr. Vaclavik and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Vaclavik does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. There are no arrangements or understandings between Mr. Vaclavik and any other person pursuant to which Mr. Vaclavik was selected as an officer of the Company.

Indemnification Agreements

In connection with Messrs. Hand and Vaclavik’s appointments, both executives and the Company will enter into indemnification agreements, in the form approved by the Company’s Board of Directors for the Company’s other executive officers and directors and previously disclosed by the Company, which supplements and clarifies existing indemnification provisions in the Company's Certificate of Incorporation and Bylaws.  The form of indemnification agreement was filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 4, 2021.

Item 7.01	Regulation FD Disclosure.

On May 6, 2021, the Company issued a press release announcing Mr. Hand’s appointment as the Company’s Chief Executive Officer and director. A copy of the press release is furnished here as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 4, 2021, by and between Tuesday Morning Corporation and Fred Hand
99.1	Press release dated May 6, 2021
99.2	Term Sheet re Carried Interest Arrangement, dated as of May 4, 2021, by and between Osmium Partners, LLC and Fred Hand
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2021	TUESDAY MORNING CORPORATION

	By:	/s/ Bridgett C. Zeterberg
	Name:	Bridgett C. Zeterberg
	Title:	Executive Vice President Human Resources, General Counsel and Corporate Secretary